                                                                      EXHIBIT 3F

                                                               February __, 2000



Dear American Legacy Selling Group Member:

     This letter amends your Selling Group Agreement with American Funds Distributors, Inc. ("AFD") and The Lincoln National Life Insurance Company ("Lincoln Life") to add two additional breakpoints to the compensation schedule for sales of American Legacy Shareholder's Advantage.

     Effective for sales made on or after February 22, 2000, the following compensation will be paid on American Legacy Shareholder's Advantage sales:


                                       Commission as     Sales Charge as
                                       Percentage of      Percentage of
                                           Gross              Gross
Contract Owner's Investment*          Purchase Payment   Purchase Payment
----------------------------          -----------------  -----------------
Less than $25,000                           5.00%              5.75%
$25,000 but less than $50,000               4.25%              5.00%
$50,000 but less than $100,000              3.75%              4.50%
$100,000 but less than $250,000             2.75%              3.50%
$250,000 but less than $500,000             2.00%              2.50%
$500,000 but less than $750,000             1.60%              2.00%
$750,000 but less than $1,000,000           1.20%              1.50%
$1,000,000 or more                          1.00%              1.00%


*As defined under "Charges and Other Deductions" in the American Legacy Shareholder's Advantage prospectus. Includes the value of other American Legacy contracts and eligible mutual funds of The American Funds Group.

     The .25% annual service fee and the compensation paid upon annuitization as described in our September 20, 1999 amendment letter remain unchanged.

     As in the past, any order received by us following this notification shall be deemed an acceptance of this amendment to your Selling Group Agreement.

Very truly yours,



Kevin G. Clifford                   Jeffrey K. Dellinger
President                           Vice President
American Funds Distributors, Inc.   The Lincoln National Life Insurance Company